EXHIBIT 99.1

ASHFORD
Second Quarter 2019 Conference Call
August 2, 2019
11 a.m. CT

Introductory Comments - Jordan Jennings

Good day everyone and welcome to today’s conference call to review results for Ashford for the second quarter of 2019 and to update you on recent developments. On the call today will be: Robison Hays, Co-President and Chief Strategy Officer; Deric Eubanks, Chief Financial Officer; and Jeremy Welter, Co-President and Chief Operating Officer. The results as well as notice of the accessibility of this conference call on a listen-only basis over the Internet were distributed yesterday afternoon in a press release that has been covered by the financial media.

At this time, let me remind you that certain statements and assumptions in this conference call contain or are based upon “forward-looking” information and are being made pursuant to the safe harbor provisions of the federal securities regulations. Such forward-looking statements are subject to numerous assumptions, uncertainties and known or unknown risks, which could cause actual results to differ materially from those anticipated. These factors are more fully discussed in the Company’s filings with the Securities and Exchange Commission. The forward-looking statements included in this conference call are only made as of the date of this call and the Company is not obligated to publicly update or revise them.

In addition, certain terms used in this call are non-GAAP financial measures, reconciliations of which are provided in the Company’s earnings release and accompanying tables or schedules, which have been filed on Form 8-K with the SEC on August 1, 2019 and may also be accessed through the Company’s website at www.ashfordinc.com. Each listener is encouraged to review those reconciliations provided in the earnings release together with all other information provided in the release. Also, unless otherwise stated, all reported results discussed in this call compare the second quarter of 2019 with the second quarter of 2018.

I will now turn the call over to Robison. Please go ahead, sir.

Introduction - Robison Hays

Good morning, and welcome to our call to discuss our financial results for the second quarter of 2019. I will begin by giving a brief overview of our quarterly results and then will discuss our recently announced definitive agreement to acquire the Hotel Management business of privately-held Remington Holdings. I’ll also provide an update on our Enhanced Return Funding Programs, or ERFP, with Braemar Hotels & Resorts and Ashford Trust. I’ll conclude with an update on our investor outreach efforts. Afterward, Deric will review our financial results. Jeremy will then provide an update regarding our strategic investments as well as other initiatives, and then we will open it up for Q&A.

We delivered strong operating and financial performance in the second quarter and are pleased with the groundwork we are laying for the continued success of our platform. For the quarter, revenues increased by 16%, Adjusted EBITDA was $9.6 million, and Adjusted Net Income per share was $2.04. Ashford Inc. is a growth platform, and we are pleased with these results and believe they demonstrate the benefits of our strategy.

I’d now like to discuss our recently announced agreement to acquire the high-margin, low-capex Hotel Management business of privately-held Remington Holdings. The transaction, which is expected to close sometime in the fourth quarter of 2019, will immediately add scale, diversification and an enhanced competitive position for Ashford in the hospitality industry. It will also expand the breadth of services we offer to our advised REITs. Importantly, with deep industry experience and mutual exclusivity agreements in place with our advised REITs, we believe the acquisition of Remington’s Hotel Management business represents a compelling opportunity for Ashford to further diversify its earnings stream and, moving forward, the potential to expand business to new clients.

Remington is an independent hotel management company with over 40 years of experience in the hospitality business. Providing top quality service in the area of hotel property management, Remington’s track record of success demonstrates a significant understanding of the hotel business in all phases of the economic cycle. Remington’s Hotel Management business currently provides comprehensive and cost-effective hotel management services for both Ashford Trust and Braemar. Remington’s portfolio consists of almost 90 hotels with over 17,400 rooms of full-service and select-service properties representing over a dozen brands across 28 states as well as the District of Columbia. At this time, Remington’s Hotel Management business currently has very little third-party business outside of our advised REITs, which will be an immediate growth opportunity and area of focus going forward.

Strategically, after the completion of this transaction, we will add hotel property management to our growing list of hotel-related businesses, which already includes our asset management business, Premier Project Management, PURE Wellness, OpenKey, JSAV, RED Hospitality & Leisure, and Lismore Capital. Now, when our advised REIT platforms acquire hotels, we will have the exclusive right to provide all of these services to those hotels. These services include hotel asset management, hotel property management, project management, design, architecture, procurement, construction management, audio/visual services, financing services, advisory services, property sales services, mobile room-key services, hypoallergenic hotel rooms, and watersports activities.

Financially, the transaction rapidly builds operating scale, increases earnings potential and is expected to be immediately accretive to adjusted net income per share. In short, we are extremely excited about the opportunities this transaction provides and look forward to updating you as closing approaches later this year.

I’d now like to provide an update on our ERFP agreements with Braemar and Ashford Trust. The ERFP with Braemar, which was announced earlier this year, is a $50 million funding commitment from Ashford designed to produce strong returns on hotel investments at Braemar and strong fee growth at Ashford. Similar to our ERFP with Ashford Trust, it does this in a very simple way. Ashford effectively provides capital to Braemar in order to lower the amount of equity that Braemar has to put into a hotel investment. That reduction of equity can materially improve equity returns to Braemar, and in return, Ashford is paid the incremental fees it customarily receives from Braemar and its assets. To date, Braemar utilized the ERFP to complete its January 2019 acquisition of the Ritz-Carlton Lake Tahoe for $103 million.

Also, we continue to make progress with the ERFP that we have in place with Ashford Trust. To date, Ashford Trust has closed on $406 million of acquisitions that have utilized ERFP including the Hilton Alexandria Old Town, La Posada de Santa Fe, Embassy Suites New York Manhattan Times Square and the Hilton Santa Cruz/Scotts Valley. These acquisitions bring the utilization of the ERFP funds with Ashford Trust to approximately 80% of the original $50 million commitment.

While the ERFP is working as we anticipated, adding hotel management to our growing list of service businesses could further increase the returns to our shareholders from the ERFP. I would also like to point out that over the past 12 months, we estimate that we have saved over $8 million in taxes as a result of the ERFP.

Moving forward, we are excited about the future prospects of these programs and their positive benefits for Ashford, as well as for Ashford Trust and Braemar. Bottom line, we believe the ERFP is sizable, predictable and repeatable. It is an innovative structure that we believe can drive strong returns at all companies involved.

I’d now like to discuss our growth strategy, which is built around our ability to leverage the combined expertise of our management team to grow both our Company and the platforms we advise. We believe we have one of the most highly-aligned, stable and effective management teams in the hospitality industry, and acting like shareholders has distinguished us from others in our industry. We consider it one of our main competitive advantages.

Ashford currently advises two publicly-traded REIT platforms, Ashford Trust and Braemar, which together owned 134 hotels with approximately 29,000 rooms and approximately $8.2 billion of gross assets as of June 30, 2019.

Ashford has a high-growth, fee-based business model with a diversified platform of multiple fee generators. We believe it to be a scalable platform with attractive margins. Additionally, it has a very stable cash flow base as the advisory agreements with the REITs stipulate that the base fee is maintained at a level of at least 90% of the previous year’s base fee.

We have a fee structure in place that incentivizes Ashford to create shareholder value at its advised REIT platforms. With our base fee driven by their share price performance, and our incentive fee based on total shareholder return outperformance versus their REIT peers, our management team’s primary focus is maximizing returns.

Currently, our Company is focused on three areas of growth. First, we would like to accretively grow our existing REIT platforms. Second, we would like to add additional investment platforms, and third, we are working diligently on opportunities to buy, invest in or incubate businesses related to the hospitality industry including Premier Project Management, OpenKey, Pure Wellness, JSAV, Lismore Capital, and RED Hospitality & Leisure. Then, through our connections and our relationships with our advised REIT platforms and leveraging our asset management expertise, we can accelerate their growth dramatically.

Towards this end, subsequent to quarter end, we announced that RED Hospitality & Leisure completed the acquisition of substantially all of the assets of Sebago, a leading provider of watersports activities and excursion services based in Key West, Florida for approximately $2.5 million in cash and $4.5 million of Ashford common stock. Based on unaudited financials provided by the seller, Sebago’s Adjusted EBITDA for the trailing twelve-month period ended April 30, 2019 was $1.6 million. The implied Adjusted EBITDA multiple based on the total purchase price is 4.4x which we believe represents an attractive potential return on investment. After giving effect to the transaction, Ashford will own an approximate 84% interest in the common equity of RED Hospitality.

We continue to be excited for all of our strategic investments, and we are optimistic about the prospects for our two advised REIT platforms. Additionally, we see great opportunity for this platform to grow and deliver superior returns to our shareholders by adding additional investment platforms as well as investing in, or incubating, other hospitality-related businesses.

On the investor relations front, we believe having an active investor outreach effort and broadening our investor base are important areas of focus. To that end, since the beginning of 2019, we have held over 120 meetings with sell-side analysts, existing shareholders and potential shareholders. Over the coming months, we plan to attend a number of investor conferences targeting a wide range of investors, from small and mid-cap-focused funds, to industry-dedicated investors, as well as to family offices and retail holders. We believe exposure at these conferences will provide further opportunity to tell our story and provide a meaningful dialogue with potential investors which should, in turn, continue to have a positive impact on expanding our investor base. We also plan to host an Investor Day on October 3rd at the St. Regis Hotel in New York City and hope to see many of you there.

I will now turn the call over to Deric.

Financial Review - Deric Eubanks
Thanks, Robison.

Net loss attributable to common stockholders for the second quarter was $3.2 million, or $3.00 per diluted share, compared with net income of $9.0 million, or $0.93 per diluted share, for the prior year quarter.

For the second quarter, total revenues were $63.5 million, reflecting a 16% growth rate over the prior-year quarter.

Adjusted EBITDA for the second quarter was $9.6 million. Adjusted net income for the second quarter was $8.7 million or $2.04 per diluted share.

At the end of the second quarter, the Company had $38.2 million in corporate cash, and we currently have a fully diluted equity market capitalization of approximately $94 million.

Also, as of June 30, 2019, the Company had 2.8 million fully diluted total shares of common stock and units. At June 30 we had 2.5 million common shares issued and outstanding, 0.2 million common shares earmarked for issuance under our deferred compensation program, and the balance relates to the GAAP treatment for in-the-money stock options, put options associated with the minority interests of our strategic investments, and some restricted stock. In our financial results, we also include 1.45 million common shares from our Series B convertible preferred stock.

During the quarter we purchased $8.1 million of FF&E from Ashford Trust as part of our ERFP commitment associated with its acquisition of the Embassy Suites Manhattan. Additionally, during the quarter and subsequent to quarter end, we purchased $10.3 million of FF&E from Braemar as part of our ERFP commitment associated with its acquisition of the Ritz-Carlton Lake Tahoe.

I will now turn the call over to Jeremy to discuss our strategic investments and other initiatives.

Strategic Investments & Other Initiatives - Jeremy Welter

Thank you, Deric.

We are excited to provide updates on our Hospitality Products & Services businesses and their strong results and accomplishments during the second quarter. To explain this strategy more fully: our Products & Services initiative is a unique investment strategy in the hospitality industry, where we strategically invest in operating companies that service the industry, and we act as an accelerator to grow these companies. In doing so, we believe we are able to establish synergies for our hotel platforms, providing attractive pricing and higher levels of service than they would receive from a third-party vendor. We are also able to grow our portfolio companies in a number of ways: by referring them to the hotels owned by our advised REITs, by leveraging our vast industry relationships, and by consulting on best operating practices.

Premier Project Management provides comprehensive and cost-effective design, development, architecture, procurement, and project management services to the hospitality industry. Through our first three full quarters of ownership, we have been focused on executing several initiatives and branding exercises to accelerate growth and profitability over the long-term. To that end, we have seen early returns on Premier’s new architecture service, which was launched in February 2019, with $347,000 of architecture revenue in the second quarter and $1.2 million of architecture revenue for the year-to-date period through the second quarter. Secondly, we are excited about the appointment of Donald Kelly as Co-Chief Executive Officer in May. Don joins Premier as an accomplished executive and industry veteran with deep commercial and operational expertise, and he most recently served as the Chief Commercial Officer of Onyx CenterSource, a leading provider of B2B payment processing and recovery solutions. We are excited about the opportunity to expand Premier’s services to other owners, property managers, and institutions in the hospitality industry. In the second quarter, Premier generated $7.7 million of revenue and $3.5 million of Adjusted EBITDA. For the year to date period through the second quarter, Premier generated $15.5 million of revenue and $7.3 million of Adjusted EBITDA. We continue to see significant opportunities going forward for this business.

JSAV is a leading single-source solution for meeting and event needs with an integrated suite of audio visual services, including show and event services, hospitality services, creative services, and design and integration. We continue to see outstanding growth at the company with revenue up 29% in the second quarter compared to the prior-year period and 31% for the year-to-date period through the second quarter compared to the prior year period. Additionally, the company’s acquisition of BAV in the first quarter of 2019 is already providing meaningful upside with BAV revenue up 29% in the second quarter compared to the prior year period. Furthermore, BAV achieved monthly revenue records in March, April, and May during our first three full months of ownership. For the trailing twelve months ended June 30, 2019 pro forma revenue for the combined company including BAV is over $100 million highlighting an incredible achievement by JSAV to grow into additional markets and hotels and increasing its ability to scale into the future and gain market share. Additional initiatives being implemented to support future growth and profitability include integrating a new executive management team highlighted by CEO Chuck Bauman, retooling the company’s Show Services business unit to optimize performance, integrating and optimizing BAV sales processes and cost sharing, and optimizing the continuing ramp up of newly transitioned hotels.

We also continue to see positive results from integrating JSAV into Ashford asset-managed hotels with average revenue per group room night up 14.6%, and average customer satisfaction scores up 9.5% from the prior AV provider, highlighting JSAV’s incredible service level. In the second quarter, JSAV executed four new non-Ashford hotel contracts and seven Ashford hotel contracts increasing the number of multi-year contracts in place with hotels and convention centers to 93 compared to 59 at the end of 2017, representing 58% growth. Since the beginning of 2018, we have engaged JSAV at 27 hotels owned by our advised REITs. We expect to have JSAV in more Ashford hotels by the end of the year. After JSAV partners with a hotel, it can take a year or two for AV operations to ramp up, so we believe there are still significant growth opportunities for JSAV at our hotels. We see a tremendous opportunity for integrating JSAV into more hotels in the U.S. and internationally given the company’s outstanding reputation as a leading service provider in the industry.

RED Hospitality & Leisure is a leading provider of watersports activities and other travel and transportation services in the U.S. Virgin Islands. We remain excited for the future growth prospects of the company, including: opportunities to expand into several other hotels at our advised REIT platforms; expansion in the USVI; and expansion elsewhere in the Caribbean market. To that end, RED Hospitality recently closed on the acquisition of substantially all of the assets of Sebago, a leading provider of watersports activities and excursion services based in Key West, Florida for approximately $2.5 million in cash and $4.5 million of Ashford common stock. Based on unaudited financials provided by the seller, Sebago’s Adjusted EBITDA for the trailing twelve month period ended April 30, 2019 was $1.6 million. The implied Adjusted EBITDA multiple based on the total purchase price is 4.4x which we believe represents an attractive potential return on investment. Sebago is Key West's premier provider of watersports excursions, maintaining 3 of TripAdvisor’s 10 highest-rated tours in the market. With over 25 years of operating history, we are excited about the opportunity to grow into new strategic markets and integrating the Sebago business, which has an excellent track record of customer services and superior services.

Additionally, we continue to see significant ramp of the existing operations of RED Hospitality, including the ferry transportation services and beach and watersports services to the Westin St. John, beach and watersports services to the Ritz-Carlton St. Thomas Club - the timeshare and rental property adjacent to the Ritz-Carlton St. Thomas hotel - and increased direct bookings and private charter business. In the second quarter, the company generated $1.9 million of revenue and $490,000 of Adjusted EBITDA representing 397% and 579% growth, respectively, over the prior-year period. Year-to-date through the second quarter, the company generated $3.5 million of revenue and $884,000 of Adjusted EBITDA representing 441% and 459% growth, respectively, over the prior-year period. Moreover, the company has generated 4.4x more Adjusted EBITDA for the year-to-date period through the second quarter than in full year 2018. We remain optimistic about the growth outlook for RED Hospitality going forward.

We continue to remain active in evaluating additional investments in operating companies, and we hope to share some more details on that front in the upcoming quarters.

That concludes our prepared remarks, and we will now open the call up for Q&A.

Robison Hays

Thank you for joining us on our second quarter earnings call. We hope to see you at our Investor Day in New York on October 3rd, and we look forward to speaking with you again on our next call.